Exhibit 10.75
CONFIDENTIAL-SPECIAL HANDLING
February 21, 2006

Mr. Pascal Debon
15190 Prestonwood Blvd.
Dallas, Texas 75248
U.S.A.
Dear Pascal:
This letter (“Agreement”) records the arrangements between you and Nortel Networks Inc. (“Corporation”) concerning the cessation of your employment. The Agreement shall bind and inure to the benefit of each party and their respective heirs, successors and assigns.
1.	As used in this Agreement, the term “Corporation” shall mean Nortel Networks Inc., its parent, subsidiaries, affiliates (including, but not limited to, Nortel Networks Corporation, Nortel Networks Limited, Nortel Networks UK Limited and Nortel Networks S.A.), predecessors, successors and assigns and all past and present officers, directors, employees and agents (in their individual and representative capacities only) of Nortel Networks Inc., its parent, subsidiaries, affiliates, predecessors, successors and assigns, in every case individually and collectively.

2.	Your employment relationship with the Corporation ceased on December 23, 2005 (“Employment Termination Date”). It is agreed and understood that as of the close of business on December 23, 2005, you were no longer expected to perform any duties or responsibilities on behalf of the Corporation. All previous external responsibilities which you had were or will be assumed by a person designated by the Corporation, including any participation in industry or other associations representing the Corporation. You ceased to act as an Officer and/or Director of any and all entities referred to in paragraph 1, above, as of Employment Termination Date, and the Corporation has taken steps to remove you from all such positions.

3.	You acknowledge that you received this document on or about December 21, 2005, and have been provided twenty-one (21) days commencing on or about December 21, 2005, at your discretion, to consider this Agreement. In addition, you shall have seven
William J. Donovan
Senior-Vice President
Human Resources
Nortel
8200 Dixie Road Suite 100 Brampton ON Canada L6T 5P6 T 905.863.1100 F 905.863.8412 E billdono@nortel.com

Mr. Pascal Debon February 21, 2006 Page 2
(7) calendar days following your execution of this document to revoke this Agreement by written notice. To be valid, the letter of revocation must be received by William J. Donovan (“me”) at Nortel Networks, 4006 E. Chapel Hill-Nelson Highway, Research Triangle Park, North Carolina 27709, not later than the close of business seven (7) calendar days after you sign this Agreement. The terms and conditions of this Agreement shall become operative seven (7) days after you execute and deliver this Agreement to me, provided that you are in compliance with all terms and conditions of this Agreement and that you have not revoked this Agreement pursuant to the provisions set forth above in this paragraph.
4.	The Corporation will provide you the applicable payments and benefits as set forth in paragraphs 5 and 8 of this Agreement. Conditional only upon (i) your compliance with all terms and conditions of this Agreement; and (ii) you not revoking this Agreement pursuant to paragraph 3 above, the Corporation will:
(a)	pay you the equivalent of two (2) years’ base salary as a salary continuance benefit commencing with a lump sum payment of Two Hundred Ninety-Four Thousand Nine Hundred Ninety-Nine and 90/100 ($294,999.90) United States Dollars (“Dollars”) to be made on June 24, 2006 and equal bi-weekly payments thereafter of Twenty-Two Thousand Six Hundred Ninety-Two and 30/100 ($22,692.30) Dollars through and including December 28, 2007 (collectively, “Severance Pay”). The period during which your Severance Pay is calculated, from December 24, 2005 through December 28, 2007, is referred to in this Agreement as the “Severance Period”. Your Severance Pay is an individually negotiated amount to be paid in a different manner than and in lieu of any severance allowance benefit payable under the Nortel Networks Enhanced Severance Allowance Plan. By this Agreement you expressly waive any right to receive a benefit under the terms of the Nortel Networks Enhanced Severance Allowance Plan;

(b)	allow you to elect to: (i) continue during the Severance Period, all group life insurance (basic and optional employee and optional spouse and dependent), health coverages (medical, dental, vision, hearing, Employee Assistance Program and Health Care Reimbursement Account (“HCRA”) and AD&D coverage in which you and your covered eligible dependents, if any, are enrolled on the Employment Termination Date pursuant to the terms and conditions of such coverages; or (ii) revoke all such coverages. If you elect (i), your coverages will continue at the active employee contribution rate, which shall be deducted from Severance Pay set forth in paragraph 4(a). The Corporation shall have the right to change coverages, upon notice provided to

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you in the same manner as to employees generally, only to the extent that it is generally changing its coverages for senior executive employees occupying positions similar to that you occupied in your most senior position with the Corporation. Upon termination of coverages, only continued health coverage will be offered, as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for a period generally extending for 18 months from your Employment Termination Date, minus the period of coverage at active contribution rates during the Severance Period. If you elect (ii), your life and AD&D coverages will terminate effective 12:01 a.m. on January 1, 2006 and your health coverages, with the exception of HCRA, will terminate at the end of the month in which your employment relationship ceases (December, 2005), with an opportunity for continued health coverage under COBRA. If you decline the opportunity to continue HCRA coverage under COBRA, only eligible expenses incurred on or prior to the Employment Termination Date will be considered for reimbursement. Irrespective if you select (i) or (ii) above, at the time your group life insurance coverages terminate, you may convert appropriate coverages to applicable individual policies. AD&D cannot be converted to an individual policy. Please make your election in the space provided at the end of this Agreement concerning your decision to elect or decline the benefits set forth in this paragraph 4(b);
(c)	consider you ineligible for consideration for any future grant(s) of stock options or Restricted Stock Units (RSUs). Stock options and RSUs previously granted to you will continue to vest during the Severance Period in accordance with the provisions of the plan under which the stock options or RSUs were granted and the instrument of grant evidencing the grant. Your right, if any, to exercise any vested Nortel Networks stock options or RSUs after the Employment Termination Date (including during the Severance Period) will be determined in accordance with the provisions of the stock option or RSU plan under which the stock options or RSUs were granted and the instrument of grant evidencing the options or RSUs;

(d)	make available to you during the Severance Period, should you elect, executive outplacement services to assist you in securing new employment and pay the professional fees for such services as are reasonably incurred;

(e)	with respect to any monies or monetary equivalents to be paid hereunder, in its reasonable discretion withhold appropriate amounts concerning any and all applicable federal, state or local tax withholding;

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(f)	pay you, on June 24, 2006, 2007 and 2008, a lump sum amount equal to the actual cost, not to exceed Ten Thousand ($10,000) Dollars per payment, of personal income tax preparation by a service provider selected by the Corporation for the tax years 2005, 2006 and 2007, respectively;

(g)	pay you, on June 24, 2006, a lump sum amount of Eight Thousand Eight Hundred Forty-Nine and 10/100 ($8,849.10) Dollars for the cost of your housing and furniture rental to the conclusion of the term of your existing lease on February 28, 2006 for the apartment located at 15190 Prestonwood Blvd., Dallas, Texas 75248, with respect to the months of January and February 2006;

(h)	arrange and pay during the Severance Period for the shipment of your household goods from the apartment in Dallas to your permanent residence in France, subject to the terms, limits and exclusions of the Nortel Networks International Assignment Long-Term Program; and

(i)	pay you, on June 24, 2006, a lump sum amount equivalent to the portion of the cost of your continued life insurance coverage, as described in Section 4(b), which would have been paid by the Corporation for the period of January through June of 2006.
5.	The following payments and benefits shall be provided to you by the Corporation, as applicable, without the requirement that you sign and comply with this Agreement:
(a)	you shall be eligible for applicable benefits, pursuant to the terms and conditions of the Nortel Networks Pension Service Plan and the Supplementary Executive Retirement Plan (SERP), calculated on a basis consistent with the estimate of benefits dated as of December 22, 2005, provided by the Corporation and attached hereto as Exhibit A;

(b)	you will be allowed to elect to: (i) continue applicable health coverages, as required by COBRA, for a period generally extending for 18 months following the Employment Termination Date from the Corporation; (ii) convert your group life insurance to an individual policy without a medical examination within 31 days of the termination of that coverage; and (iii) to commence coverage under the Nortel Networks Retiree Medical Plan and the Nortel Networks Retiree Life Plan pursuant to the terms and conditions of those plans;

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(c)	the Corporation will consider you ineligible for consideration for any future grant(s) of stock options or RSUs. Your right, if any, to exercise any vested Nortel Networks stock options or RSUs before, on or after the Employment Termination Date will be determined in accordance with the provisions of the stock option or RSU plan under which the stock options or RSUs were granted and the instrument of grant evidencing the options or RSUs;

(d)	contributions made by you and any amounts that have vested in your Nortel Networks Long-Term Investment Plan (“LTIP”) account will be maintained or distributed pursuant to your direction(s) as permitted by the terms and conditions of the LTIP;

(e)	the Corporation will distribute any amounts in your account in the Nortel Networks U.S. Deferred Compensation Plan (“NNDP”) pursuant to your directions(s) as permitted by the terms and conditions of the NNDP;

(f)	the Corporation will pay you, on or before the next regular payroll date following your execution of this Agreement, a lump sum amount of One Hundred Thirteen Thousand Four Hundred Sixty-One and 52/100 ($113,461.52) Dollars, which is the equivalent of 10 weeks of base salary representing your current accrued but unused vacation benefit, with no further vacation accrual subsequent to Employment Termination Date, offset by the amount of housing and furniture rental, with respect to the apartment described in paragraph 4(g) above, for the months of January and February 2006, which was paid by the Corporation on your behalf and will be deemed to be repaid by you as of the date of this Agreement, and also offset by the portion of the cost of your continued life insurance coverage, as described in Section 4(b), which has or would have been paid by the Corporation for the period of January through June of 2006, and which will be deemed to be paid by you for such period; and

(g)	any shares in your account in the Nortel Networks Stock Purchase Plan (“NNSPP”) will be distributed to you. If your account has not been closed within 90 days of the Employment Termination Date, it will automatically be closed by Mourant Equity Compensation Solutions and all shares will be sold at the current market value.
6.	The parties accept the following additional obligations:

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(a)	You shall reconcile and settle your employee expense account and any advances made to you by the Corporation as soon as possible, but not later than thirty (30) days after your execution of this Agreement.

(b)	You shall continue to maintain the confidentiality of all of the Corporation’s trade secrets and confidential or proprietary commercial, technical or other information; and specifically you agree that you shall not at any time during or following your employment with the Corporation, disclose, other than to the Corporation’s authorized personnel, or otherwise use for non-Corporation purposes, any confidential or proprietary information (whether or not a trade secret) relating to an activity of the Corporation.

(c)	The parties agree that this Agreement and all the terms and conditions expressed herein, is subject to either party’s right or obligation to disclose this Agreement in accordance with applicable securities laws or as may be necessary to enforce this Agreement.

(d)	Upon the occurrence of any contingency which may affect your rights in or to any subsequent payment or benefit, or affects the Corporation’s rights under this Agreement, including without limitation, your obtaining new employment and/or the commencement of coverage under a new employer’s benefit plan(s), you shall, within ten (10) days of such occurrence, give written notice to the Corporation of that event. Such notice shall be sent in writing to me.

(e)	So long as you are receiving the payments and benefits set forth in paragraph 4, you shall be generally available, upon reasonable notice, to assist the Corporation with any matters with which you are personally familiar. In the event it is necessary for you to provide the aforementioned services, then the Corporation shall reimburse you for authorized, reasonable and documented travel expenses, including, but not limited to, transportation, lodging and meals, but not including attorneys’ or other professional fees incurred without the prior approval of the Nortel Networks Corporation Chief Legal Officer; except that the Corporation acknowledges that attorneys’ fees and associated expenses are reimbursable if the assistance you provide is related to the subject matter of the Investigation and/or any Investigation Indemnified Matter as defined below.

(f)	You have returned to the Corporation any and all property of the Corporation that was in your possession and/or subject to your control, whether such

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material shall be written instruments or tapes in electronic and/or recorded format.

The Corporation’s Corporate Procedure 206.01 states that “all documents, messages or data composed, sent, or received through the network of Nortel Networks in any form are and remain at all times the property of Nortel Networks”. In addition, all work product that you have produced during your employment with the Corporation is the property of the Corporation. Therefore, all information, (however recorded or stored) (“Information”) in your possession and/or that you have created in the course of your employment with the Corporation (whether or not currently in your possession or control) is the property of the Corporation. “Information” does not include copies in your possession of your records of employment and/or financial dealings between you and the Corporation.

You are aware that Nortel Networks has received a formal order of investigation from the United States Securities and Exchange Commission (“SEC”) that requires the preservation and collection and disclosure of certain Information to the SEC. The Corporation is also a party to various civil lawsuits and other investigations and may need access to certain Information for those matters as well. Therefore, you took affirmative steps to preserve all Information in your possession, custody and control (including information controlled by your assistant, if any), have left all such Information in the possession and custody of the Corporation, and do not have any Information in your possession or custody.

The Information will be used by the Corporation for general business purposes and may also be provided by the Corporation to regulatory authorities in response to their requests or disclosed in any relevant private litigation to which the Corporation is a party. Also, the Information may be used by and provided to other entities within the Nortel Networks group and/or the Corporation’s external advisors. In some instances, the recipients of this Information will be located outside your geographic area. To the extent that the Information contains any personal information, you consent to the collection, transfer and disclosure of that information by the Corporation to Nortel Networks entities, third parties and regulatory authorities within and outside of your geographic area for the purposes set out above.

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The commitments of this section 6(f) shall not apply to documents previously furnished to your counsel in connection with the Investigation as defined below, and you agree that you and your counsel shall use such Information solely for the purpose of representing you in connection with Investigation Indemnified Matters as defined below and not for any other purpose, without the express written consent of the Corporation.

(g)	You hereby agree that you shall not during the Severance Period whether on your own behalf or jointly with others, and whether as an employee, director, principal, agent, consultant or in any other capacity in competition with the Corporation, be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of, or (iii) be otherwise concerned with:
(i)	the research into, development, manufacture, supply or marketing of any product which is of the same or substantially similar type to any product researched, or developed, or manufactured, or supplied, or marketed by the Corporation during the twelve months immediately preceding the Employment Termination Date; or

(ii)	the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or substantially similar type to any services provided by the Corporation during the twelve months immediately preceding the Employment Termination Date;
without the prior written consent of the Corporation, which consent shall not be unreasonably withheld;

provided that, the provisions of this paragraph shall apply only in respect of products or services with which you were either personally concerned or for which you were responsible while employed by the Corporation during the twelve months immediately preceding the Employment Termination Date; and

provided further that, the provisions of this paragraph shall not restrict you from accepting employment with a company or other entity that provides products or services that are in competition with products or services offered by the Corporation, so long as you are not in the course of such employment during the Severance Period involved in activities related to such competitive products or services with which you were either personally concerned or for

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which you were responsible while employed by the Corporation during the twelve months immediately preceding the Employment Termination Date.

You hereby agree that you shall not for the Severance Period whether on your own behalf or in conjunction with or, on behalf of any other entity, whether as an employee, director, principal, agent, consultant or in any other capacity directly or indirectly, for the purpose of providing or attempting to provide products or services that compete with products or services offered by the Corporation as of the Employment Termination Date, (i) solicit or, (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with, customers or prospective customers:
(i)	with whom you had personal contact or dealings on behalf of the Corporation during the twelve months immediately preceding the Employment Termination Date; or

(ii)	for whom you were, in a client-management capacity on behalf of the Corporation, directly responsible during the twelve months immediately preceding the Employment Termination Date, without the prior written consent of the Corporation, which consent shall not be unreasonably withheld.

You hereby agree that, you will not for the Severance Period either on your own account or in conjunction with or on behalf of any other person, company, business entity, or other organization and whether as an employee, principal, agent, consultant or in any other capacity directly or indirectly (i) induce, or (ii) solicit, or (iii) entice or (iv) procure, any person who is an employee of the Corporation to leave the Corporation’s or any associated company’s employment (as applicable) where that person is an employee of the Corporation on the Employment Termination Date;

provided that, this provision shall neither (i) prohibit you from hiring, or causing an organization for which you perform services to hire, any person who initially approaches you and/or such organization to inquire about employment without having been solicited by you to do so, nor (ii) be construed to apply to the placement of general advertisements for employment on websites, in print publications or in other appropriate media.

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(h)	You understand and agree that if you have the designation of either “Reporting” or “Non-Reporting” Insider pursuant to Corporate Policy 320.28 of Nortel Networks Corporation (and under applicable Canadian/US securities legislation for Reporting Insiders), you will cease to have this designation effective on the Employment Termination Date. Notwithstanding the fact that you no longer have this designation, if you are in possession of material non-public information relating to Nortel Networks, you are prohibited from trading in Nortel Networks securities (or informing another person of the material non-public information) in accordance with applicable laws. If you are a “Reporting” Insider, you understand that you were required to amend your insider profile within 10 days of your Employment Termination Date on the Canadian System for Electronic Disclosure by Insiders (SEDI) to indicate that you are no longer a “Reporting” Insider of Nortel Networks. You should contact the Insider Reporting Department at (905) 863-1220 and fax (905) 863-8524 for assistance in amending the SEDI profile.
7.	You agree to complete such documentation/forms and paperwork necessary to commence benefits under paragraphs 4. or 5. of this Agreement. All company benefits not expressly extended to you pursuant to and/or preserved by, this Agreement shall be terminated effective 12:01 a.m., on the day after the Employment Termination Date.

8.	Regardless of whether you comply with this Agreement:
(a)	The Corporation shall indemnify you, and advance any reasonable legal fees and expenses, to the extent permitted by, and in accordance with section 124 of the Canada Business Corporations Act (the “CBCA”) and the Corporation’s By-Laws (the “By-Laws”). You shall repay such fees and expenses if and to the extent it is determined that you do not fulfill the conditions set forth in subsection 124(3) of the CBCA or the By-Laws.

(b)	Subject to and without limiting the foregoing, the Corporation’s legal counsel will represent you in respect of any civil, criminal, administrative, investigative (including any internal investigation or independent review being conducted by the Corporation’s Board of Directors or a Committee thereof) or other proceeding in Canada, the United States or other applicable jurisdiction in which you are involved (including as a witness) because of your association with the Corporation (hereafter, a “Matter”). However, in the event that the Corporation’s counsel cannot represent you in a Matter because of a conflict, the Corporation agrees to advance monies to pay your reasonable

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and actual legal expenses in that Matter provided you agree that you will not settle the Matter, retain defense counsel or expert witnesses or consultants, or incur any non-normal course defense costs without obtaining the Corporation’s prior consent, which consent will not be unreasonably withheld.
(c)	With respect to the subject matter of (1) the investigation being conducted by the United States Securities and Exchange Commission (“SEC”) pursuant to formal order of private investigation in In the Matter of Nortel Networks Corporation (SEC File No. H-9799); (2) the related investigation being conducted by the Ontario Securities Commission; and (3) any other investigation by any law enforcement authority, governmental body or self-regulatory organization in connection with any fact, circumstance, situation, transaction, event or other source of liability related to the subject matter referenced in the immediately foregoing items (1) and (2) or referenced in the Corporation’s October 23, 2003 8K filing with the SEC (all of the foregoing, collectively, the “Investigation”), you have retained separate counsel independent of any duty to the Corporation (Latham & Watkins LLP and Fasken Martineau DuMoulin LLP) and the Corporation will continue to advance monies to pay your reasonable legal fees and expenses associated with the Investigation and all proceedings such as may arise from it (collectively, the “Investigation Indemnified Matters”). For clarification, Investigation Indemnified Matters include civil litigation of related subject matter. The Corporation acknowledges that the requirement set forth in this paragraph not to settle any Matter without the Corporation’s prior consent does not apply to any Investigation Indemnified Matters. The Corporation’s determination to advance such reasonable legal fees and expenses is subject to section 124 of the CBCA and the By-Laws and you shall repay such fees and expenses if it is determined that you do not fulfill the conditions set forth in subsection 124(3) of the CBCA or the By-Laws. The Corporation will also timely provide to your counsel reasonable access to or copies of any and all documents you generated and/or received during the time period covered by the Investigation, and/or as are relevant to any Investigation Indemnified Matter, as your counsel reasonably requests.
9.	With the exception of the Application filed in Ontario Superior Court of Justice in the matter of Indiana Electrical Workers Pension Trust Fund IBEW and Laborers 100 and 397 Pension Fund v. Nortel Networks Corporation, the Corporation represents that it has no knowledge as of February 21, 2006 of any claims or legal action in favor of the Corporation against you in any forum, whether for legal, equitable or administrative relief, and further represents that it has no present intention to bring

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any such claims. The Corporation further agrees that in the event the Corporation brings any such legal action, other than to enforce the terms of this Agreement, the release of claims given by you in paragraph 10. of this Agreement shall be null and void.
RELEASE
10.	IN CONSIDERATION OF THE FOREGOING PAYMENTS AND BENEFITS DETAILED ABOVE, FOR WHICH YOU WOULD OTHERWISE BE INELIGIBLE, YOU HEREBY FULLY AND UNCONDITIONALLY RELEASE AND FOREVER DISCHARGE THE CORPORATION (EXCEPT FOR THE PROMISES AND COMMITMENTS CONTAINED OR PRESERVED HEREIN) TO THE EXTENT PERMITTED BY LAW, FROM ANY AND ALL CLAIMS ARISING FROM OR CONNECTED WITH THE EMPLOYEE’S EMPLOYMENT WITH THE CORPORATION OR THE TERMINATION THEREOF FOR SALARY, INCENTIVE COMPENSATION, VACATION PAY, SEVERANCE PAY UNDER THE NORTEL NETWORKS EXECUTIVE MANAGEMENT TEAM SEVERANCE ALLOWANCE PLAN, NORTEL NETWORKS ENHANCED SEVERANCE ALLOWANCE PLAN, NORTEL NETWORKS CORPORATION SPECIAL RETENTION PLAN, COMMISSIONS, PENSION OR OTHER BENEFITS OR OTHER COMPENSATION AND PERQUISITES AND ANY AND ALL REAL OR PRETENDED CLAIMS, CAUSES OF ACTION, OR DEMANDS ARISING FROM OR CONNECTED WITH THE EMPLOYEE’S EMPLOYMENT WITH THE CORPORATION OR THE TERMINATION THEREOF, INCLUDING, WITHOUT LIMITATION, THOSE FROM RIGHTS UNDER ANY FEDERAL, STATE, AND LOCAL LAW, INCLUDING, WITHOUT LIMITATION, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT (“WARN”) AND THOSE PROHIBITING DISCRIMINATION ON ANY BASIS, INCLUDING SEX, AGE, RELIGION, SEXUAL ORIENTATION, DISABILITY, RACE, NATIONAL ORIGIN, AS MAY BE PROHIBITED UNDER SUCH LAWS AS THE AGE DISCRIMINATION ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT (OWBPA), THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT, THE EQUAL PAY ACT AND THE FAMILY AND MEDICAL LEAVE ACT, INCLUDING ANY AMENDMENTS TO THOSE LAWS (INCLUDING, BUT NOT LIMITED TO, YOUR RIGHT TO MAKE A CLAIM IN YOUR OWN RIGHT OR THROUGH A SUIT BROUGHT BY ANY THIRD PARTY ON YOUR BEHALF) OR ANY COMMON LAW CLAIMS ARISING FROM OR CONNECTED WITH THE EMPLOYEE’S EMPLOYMENT WITH THE CORPORATION OR THE TERMINATION THEREOF OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, CONTRACT,

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TORT, AND PROPERTY RIGHTS INCLUDING, BUT NOT LIMITED TO, BREACH OF CONTRACT, FRAUD, DECEIT, NEGLIGENCE, NEGLIGENT MISREPRESENTATION, DEFAMATION, NEGLIGENT SUPERVISION, BREACH OF PRIVACY, MISREPRESENTATION, WRONGFUL TERMINATION, INVASION OF PRIVACY, INTENTIONAL OR NEGLIGENT INFLICTION OF EMOTIONAL DISTRESS, BREACH OF FIDUCIARY DUTY, VIOLATION OF PUBLIC POLICY AND ANY OTHER COMMON LAW CLAIM OF ANY KIND WHATSOEVER AS OF THE DATE OF THIS AGREEMENT WHICH YOU EVER HAD OR NOW HAVE, DIRECTLY OR INDIRECTLY, BASED UPON ANY FACT, MATTER, EVENT OR CAUSE, WHETHER KNOWN OR UNKNOWN, ARISING OUT OF OR RELATING TO YOUR EMPLOYMENT BY THE CORPORATION AND YOUR SEPARATION THEREFROM, OR YOUR RELATIONSHIP WITH THE CORPORATION OR THE TERMS OF ANY WRITTEN OR ORAL EMPLOYMENT ARRANGEMENTS OR THE LIKE THAT YOU MAY HAVE ENTERED INTO WITH THE CORPORATION. THIS AGREEMENT MAY NOT BE USED TO INTERFERE WITH YOUR RIGHT TO FILE A CHARGE OR PARTICIPATE IN AN INVESTIGATION OR PROCEEDING CONDUCTED BY THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR ANY OTHER APPROPRIATE AGENCY. HOWEVER, YOU UNDERSTAND AND AGREE THAT THE CORPORATION WILL USE THIS AGREEMENT AS A DEFENSE TO ANY SUCH CHARGE YOU FILE, INVESTIGATION OR PROCEEDING IN WHICH YOU PARTICIPATE, OR REMEDY WHICH YOU SEEK. YOU AGREE THAT THIS RELEASE SHALL BE BINDING UPON YOU AND YOUR HEIRS, ADMINISTRATORS, REPRESENTATIVES, EXECUTORS, SUCCESSORS AND ASSIGNS, AND ITS ENFORCEABILITY SHALL NOT BE CHALLENGED. YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT AND THAT YOU UNDERSTAND ALL OF ITS TERMS AND EXECUTE IT VOLUNTARILY WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THE CONSEQUENCES THEREOF. FURTHER, YOU ACKNOWLEDGE THAT YOU HAVE HAD AN ADEQUATE OPPORTUNITY TO REVIEW AND CONSIDER THE TERMS OF THIS AGREEMENT, INCLUDING AT YOUR DISCRETION, THE RIGHT TO DISCUSS THIS AGREEMENT WITH LEGAL COUNSEL OF YOUR CHOICE. YOU HEREBY ACKNOWLEDGE THAT YOU INTEND TO GRANT TO THE CORPORATION A FULL AND FINAL RELEASE AS SET FORTH HEREIN. FINALLY, YOU UNDERSTAND AND AGREE THAT THE CORPORATION MAY DEDUCT FROM ANY PAYMENT PROVIDED TO YOU UNDER THIS AGREEMENT ANY AMOUNTS (INCLUDING, BUT NOT LIMITED TO, ANY ADVANCE, LOANS, OVERPAYMENT, TAX

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EQUALIZATION PAYMENTS OR OTHER MONIES) THAT THE CORPORATION DETERMINES IN GOOD FAITH THAT YOU OWE THE CORPORATION. IN THE EVENT THAT THE CORPORATION MAKES ANY DEDUCTIONS IN ACCORDANCE WITH THE PRECEDING SENTENCE, THE CORPORATION SHALL PROMPTLY PROVIDE TO YOU, UPON YOUR REQUEST, AN ACCOUNTING OF THE BASIS FOR THE DECISION AND THE AMOUNTS WITHHELD.
11.	This Agreement constitutes the entire understanding of the parties with respect to your prior employment, including termination thereof, and there are no promises, understandings or representations other than those expressly set forth or preserved herein. This Agreement may be modified only with a written instrument duly executed by you and the Corporation.

12.	This Agreement shall be governed by the laws of Texas without regard to any provisions concerning conflict of laws. This Agreement may be delivered by facsimile and executed in counterparts, all of which, taken together, shall constitute one and the same original instrument.

13.	The parties agree that should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

14.	Nothing in this Agreement shall be construed to prevent the Corporation from providing you or your prospective employer, as applicable, with an appropriate positive reference or letter of recommendation relating to your employment with the Corporation.

15.	Nothing in this Agreement shall affect the rights and obligations of any of the parties to the Escrow Agreement, dated March 1, 2005, by and among the signatory Officers, Nortel Networks Corporation, and Computershare Trust Company of Canada.

16.	This agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, with the same effect as if each party had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Telecopied or scanned signature pages shall be deemed an original and shall be sufficient to bind the parties to this Agreement.

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Please acknowledge that the foregoing correctly and completely sets forth your understanding of the arrangements and commitments, and your acceptance thereby, by signing, dating and returning this Agreement to me.
Yours truly,
/s/ William J. Donovan
William J. Donovan
Senior Vice President,
Human Resources
IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as set forth below.

PLEASE INDICATE BELOW YOUR ELECTIONS REGARDING:

•	Insurance Benefits
I elect the provisions of (CIRCLE ONE)
paragraph 4(b)(i) or 4(b)(ii)

PD
INITIALS

NORTEL NETWORKS INC.		PASCAL DEBON

By:	/s/ William J. LaSalle	/s/ P. Debon

Title:	Secretary	Date:	22/Feb/06